UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. _)


                                TENNANT, COMPANY
                               -------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    880345103
                                 --------------
                                 (CUSIP Number)


                                DECEMBER 31, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 8 Pages

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CUSIP NO. 880345103                                          PAGE 2 OF 8 PAGES

                                  SCHEDULE 13G



    1      NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Fenimore Asset Management, Inc.
           14-1564237

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) |_|
                                                               (B) [X]
           SEC USE ONLY
    3


    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           New York State
                                5
                                        SOLE VOTING POWER

     NUMBER OF SHARES                   587,215
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                                6
                                        SHARED VOTING POWER

                                        0
                                7
                                        SOLE DISPOSITIVE POWER

                                        587,215
                                8
                                        SHARED DISPOSITIVE POWER

                                        0
     9
              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              587,215
     10
              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                       |_|

     11
              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              6.53%
     12
              TYPE OF REPORTING PERSON
              IA


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CUSIP NO. 880345103                                          PAGE 3 OF 8 PAGES
                                                     --
                                  SCHEDULE 13G


    1
           NAME OF REPORTING PERSON
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Thomas O. Putnam
           N/A
    2
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A)  |_|
                                                               (B)  [X]
    3
           SEC USE ONLY

    4
           CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

        NUMBER OF
          SHARES                5       SOLE VOTING POWER
       BENEFICIALLY
         OWNED BY                       0
           EACH
        REPORTING
          PERSON
           WITH
                                6
                                        SHARED VOTING POWER
                                        587,215

                                7       SOLE DISPOSITIVE POWER
                                        0

                                8       SHARED DISPOSITIVE POWER

                                        587,215
      9
               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 587,215
     10
               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                       |_|

     11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               6.53%
     12
               TYPE OF REPORTING PERSON
               IN





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CUSIP NO. 880345103                                          PAGE 4 OF 8 PAGES

                                  SCHEDULE 13G


Item 1.    (a).    Name of Issuer:  Tennant Company

           (b).    Address of Issuer's Principal Executive Offices:

                     701 North Lilac Drive
                     Minneapolis, MN 55440

Item 2.    (a).    Name of Persons Filing:

                     (i)  Fenimore Asset Management, Inc. ("Fenimore")
                     (ii) Thomas O. Putman ("Putnam")

           (b).    Address of Principal Business Office for Each of the Above:

                     384 N. Grand Street, Box 310
                     Cobleskill, NY 12043

           (c).    Citizenship or Place of Organization:

                     (i)  Fenimore:  New York State
                     (ii) Putnam:     United States

           (d).    Title of Class of Securities:  Common Stock

           (e).    CUSIP Number:  880345103

Item 3.         If this Statement is Filed Pursuant to Rules 13d-1(b) or
                   13d-2(b) or (c), Check Whether the Person Filing is a:

                   (a)     [ ] Broker or dealer registered under Section 15 of
                               the Exchange Act;
                   (b)     [ ] Bank as defined in Section 3(a)(6) of the
                               Exchange Act;
                   (c)     [ ] Insurance company as defined in Section 3(a)(19)
                               of the Exchange Act;
                   (d)     [ ] Investment company registered under Section 8 of
                               the Investment Company Act;
                   (e)     [x] An investment adviser in accordance with
                               Rule 13d-1(b)(1)(ii)(E);
                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with Rule 13d-1(b)(1)(ii)(F);
                   (g)     [ ] A parent holding company or control person in
                               accordance with Rule 13d-1(b)(1)(ii)(G);





CUSIP NO. 880345103                                          PAGE 5 OF 8 PAGES

                                  SCHEDULE 13G


                   (h)     [ ] A savings associations as defined in
                                 Section 3(b) of the Federal Deposit Insurance Act;
                   (i)     [ ] A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act
                               of 1940;
                   (j)     [ ] Group, in accordance with Rule 13d-1(b)(1)
                                (ii)(J).

Item 4.      Ownership.

           (a).    Amount beneficially owned:
                      (i)  Fenimore:       587,215
                      (ii) Putnam:         587,215

           (b).    Percent of class:
                      (i)  Fenimore:       6.53%
                      (ii) Putnam:         6.53%

           (c).    Number of shares as to which such person has:

                   (1)    Sole power to vote or to direct the vote:

                          (i)  Fenimore:       587,215
                          (ii) Putnam:               0

                   (2)    Shared power to vote or to direct the vote:

                          (i)  Fenimore:             0
                          (ii) Putnam:         587,215

                   (3)     Sole power to dispose or to direct the
                           disposition of :

                           (i)  Fenimore:       587,215
                           (ii) Putnam:               0

                   (4) Shared power to dispose or to direct the disposition of:

                           (i)  Fenimore:             0
                           (ii) Putnam:         587,215



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CUSIP NO. 880345103                                          PAGE 6 OF 8 PAGES

                                  SCHEDULE 13G


Item 5.    Ownership of Five Percent or Less of a Class:

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person:

           Not Applicable.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item 8.    Identification and Classification of Members of the Group:

           Not Applicable


Item 9.    Notice of Dissolution of Group:

           Not Applicable


Item 10.   Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.



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CUSIP NO. 880345103                                          PAGE 7 OF 8 PAGES

                                  SCHEDULE 13G



                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         FENIMORE ASSET MANAGEMENT, INC.


Date:  February 14, 2003                  By: /S/ JOSEPH A. BUCCI
                                              ----------------------------
                                              Joseph A. Bucci
                                              Secretary and Compliance Officer


                                              THOMAS O. PUTNAM


Date:  February 14, 2003                  By: /S/ THOMAS O. PUTNAM
                                              -----------------------------
                                              Thomas O. Putman






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CUSIP NO. 880345103                                          PAGE 8 OF 8 PAGES
                                                     --
                                  SCHEDULE 13G
-------------------------------------------------------------------------------


                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG FENIMORE ASSET MANAGEMENT, INC.
AND THOMAS O. PUTNAM

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

NOW, THEREFORE, the parties hereto agree as follows:

FENIMORE ASSET MANAGEMENT, INC. AND THOMAS O. PUTNAM hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.



                                         FENIMORE ASSET MANAGEMENT, INC.


Date:  February 14, 2003                  By: /S/ JOSEPH A. BUCCI
                                              ----------------------------
                                              Joseph A. Bucci
                                              Secretary and Compliance Officer


                                             THOMAS O. PUTNAM


Date:  February 14, 2003                  By: /S/ THOMAS O. PUTNAM
                                              -----------------------------
                                             Thomas O. Putnam



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